Exhibit 10.04

January 22, 2019

Dear Matt,

We are pleased to offer you the position of Vice President, Chief Accounting Officer reporting to Nick Noviello. The terms and conditions provided in this letter will be effective January 31, 2019.

Salary
Your annual base salary will be $330,000, less applicable deductions and withholdings.

Annual Incentive Plan
Based on your new position, you will continue to be eligible to participate in the Annual Incentive Plan (AIP), an incentive program that rewards achievement of Symantec Corporation’s financial objectives as well as your individual performance. Your target AIP will continue to be 40% of your annual base salary. To receive the award, you must satisfy the requirements of the Annual Incentive Plan (“AIP”).

Equity Incentive Award
As a one-time special award, you will be granted Restricted Stock Units (RSUs) of Symantec common stock valued at $500,000 at the time of grant. We expect this grant to occur in February 2019 and the number of RSUs to be granted will be calculated based on the 20-day trailing average of the value of Symantec’s stock as of the end of the month prior to the grant date. This RSU grant will have a 3-year vesting schedule, with 30% of the shares vesting approximately 1 year from the grant date on a designated vest date, 30% vesting approximately 2 years from grant date on a designated vest date and the remaining 40% vesting approximately 3 years from grant on a designated vest date. Details regarding your RSU vesting schedule and other terms and conditions of the grant will be provided in the RSU Award Agreement, which you will receive at the time of the grant.

Company Policies
As a Symantec employee, you are subject to and are expected to adhere to and comply with all applicable Company policies, including but not limited to, our Code of Conduct. Symantec reserves the right to change these policies at any time in its sole discretion. If you have questions or concerns about these policies, please contact your recruiter.

Employment Status
This letter does not constitute a contract of employment for any specific period of time but creates an “employment at will” relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time for any reason. Similarly, Symantec is free to terminate your employment at any time for any reason. Any statements or representation to the contrary, or that contradict any provision of this letter, are superseded by this offer letter. Participation in any of Symantec’s stock or benefit programs is not assurance of continued employment for any particular period of time. Any modification of this at-will provision must be in writing and signed by the Company CEO.

Please review this offer and confirm your acceptance by signing in the space indicated below and returning your signed letter to me.

Sincerely,

/s/ Amy Cappellanti-Wolf
Amy Cappellanti-Wolf
SVP, Chief HR Officer

I hereby accept the terms and conditions of the offer of employment stated in this letter.

/s/ Matt Brown	1/23/2019
Matt Brown	Date